Exhibit 99.1

           Magnetek Announces Board and Executive Management Changes

     MENOMONEE FALLS, Wisc.--(BUSINESS WIRE)--Dec. 19, 2006--Magnetek, Inc. (NYSE:MAG) today announced a realignment of its Board of Directors, effective December 15, 2006, subsequent to the divestiture of the Company's Power Electronics Group and executive and Board changes announced on October 23 and October 30, 2006, respectively.

     Stepping down from the Board were: Magnetek's founder and former Chairman, Andrew G. Galef, after 22 years of service; Paul J. Kofmehl, after 16 years of service; Robert E. Wycoff, after 10 years of service; and Thomas G. Boren, Magnetek's former President and Chief Executive Officer, after nine years of service. And joining the Board was David P. Reiland, who succeeded Mr. Boren as President and Chief Executive Officer of Magnetek on November 1, 2006.

     Leaving Magnetek as of December 30, 2006, will be: Chief Technology Officer Alexander Levran; Secretary and General Counsel Tina D. McKnight; and Executive Vice President Stephen R. Torres.

     Commenting on these changes, Magnetek's Chairman Mitchell I. Quain said, "Downsizing the Board and executive management team is necessary and consistent with the downsizing of the Company. Without exception, the directors and executives who are leaving Magnetek have served the Company well and have been instrumental in its redirection. As a result, the Company is now debt free, able to address its financial obligations, and prepared to grow profitably in the years ahead."

     Duties of the corporate executives leaving the Company will be assumed by management personnel at Magnetek's new corporate headquarters in Menomonee Falls, WI, Mr. Quain added.

     Magnetek manufactures digital power and motion control systems used in material-handling, people-moving, energy delivery and wireless communications. It operates manufacturing facilities in Pittsburgh, PA and Mississauga, Ontario, Canada, as well as Menomonee Falls, WI. On September 29, 2006, the Company reported revenue of $83.1 million for its 2006 fiscal year, ended on July 2, 2006(a).

     (a) Magnetek's fiscal quarters end on the Sundays nearest September 30, December 31, March 31 and June 30.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its first quarter and fiscal year ending July 2, 2006. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include economic, market and operating conditions, audit-related costs and findings, legal proceedings and their effects on the Company's financial results. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


     CONTACT: Magnetek, Inc.
              Robert Murray, VP, Communications
              213-200-7606
              bmurray@magnetek.com